Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:        Anthony Sanzio (Media)
(856) 968-4390
anthony_sanzio@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS
Fourth-Quarter Organic Sales Increased 3 Percent
Fourth-Quarter Adjusted Net Earnings per Share Declined 5 Percent to $0.41
Full-Year Adjusted Net Earnings per Share Declined 4 Percent to $2.44
Campbell Provides Fiscal 2013 Guidance

CAMDEN, N.J., Sept. 4, 2012-Campbell Soup Company (NYSE:CPB) today reported its fourth-quarter and full-year results for fiscal 2012.
Fourth-Quarter Overview

•	Reported Sales Were Comparable to Prior Year; Organic Sales Increased 3 Percent

•	Adjusted Earnings Before Interest and Taxes (EBIT) Declined 10 Percent

•	U.S. Simple Meals Sales Grew 7 Percent; Earnings Increased 3 Percent

•	In Global Baking and Snacking, U.S. Beverages, and International Simple Meals and Beverages, Organic Sales Increased, While Earnings Declined
Net earnings for the quarter ended July 29, 2012 were $127 million, or $0.40 per share, compared with $100 million, or $0.31 per share, in the prior year. The current quarter's reported net earnings included transaction costs associated with the Aug. 6, 2012 acquisition of Bolthouse Farms. The prior-year quarter's reported net earnings included charges associated with the previously announced June 2011 restructuring program. Excluding items impacting comparability in both periods, adjusted net earnings decreased 8 percent to $130 million compared with $141 million in the prior year's quarter, and adjusted net earnings per share decreased 5 percent to $0.41 compared with $0.43 in the year-ago quarter. A detailed reconciliation of current and prior-year adjusted financial information to the reported information is included at the end of this news release.

Denise Morrison, Campbell's President and Chief Executive Officer, said, “In the fourth quarter, we generated organic sales growth, with gains across most of our portfolio, including strong sales in U.S. Soup and U.S. Simple Meals. Retailers continue to respond favorably to our new product development, and we have started shipping new products for fiscal 2013 launches.”
Morrison continued, “In fiscal 2012, we advanced our strategies to stabilize and profitably grow North America soup and simple meals, to expand our international presence and to drive growth in healthy beverages and baked snacks. In the first year of our strategic transition, we've renewed our focus on consumer insights, reinvigorated our brand building efforts and significantly improved our innovation pipeline. With the acquisition of Bolthouse Farms, we positioned Campbell for growth in the rapidly expanding packaged fresh market. While we've had some important accomplishments this year, we also recognize that driving change at Campbell will require a sharper focus on execution. Our strategic framework is a roadmap to drive disciplined and successful change at Campbell. We will continue to enhance and grow our core business, while we broaden our appeal with new consumer groups, new product platforms and new geographies.”
Morrison concluded, “As we begin the new fiscal year, we are confident that we will improve our sales and earnings trends. Today, we've provided specific growth ranges for fiscal 2013 sales, adjusted EBIT and adjusted EPS.”
Campbell's fiscal 2013 guidance, which is included at the end of this news release, reflects improved trends in the company's core business, as well as the impact of Bolthouse Farms.
Fourth-Quarter Results
For the fourth quarter, sales were $1.613 billion, comparable to a year ago. Sales were impacted by the following factors:
▪Volume and mix added 3 percent
▪Price and sales allowances added 3 percent
▪Increased promotional spending subtracted 3 percent
▪Currency subtracted 3 percent
Fourth-Quarter Financial Details

▪
Gross margin was 38.5 percent compared with 39.8 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation and increased promotional spending, partly offset by productivity improvements and higher selling prices.

▪
Marketing and selling expenses increased 5 percent to $206 million compared with $196 million in the prior year, primarily due to a 6-percent increase in advertising and consumer promotion expenses, higher spending to support innovation efforts and higher selling expenses, partly offset by a decline due to currency.

▪
EBIT was $203 million compared with $169 million in the prior-year quarter. Excluding items impacting comparability in both periods, adjusted EBIT decreased 10 percent to $208 million compared with adjusted EBIT of $232 million a year ago. The decrease was primarily due to the decline in the gross margin percentage and higher marketing expenses, partly offset by an increase in sales volume.

▪
The tax rate in the quarter was 29.8 percent compared with 31.5 percent in the prior year. Excluding items impacting comparability in both periods, the adjusted tax rate was 30.1 percent compared with 32.5 percent a year ago. The decrease was primarily due to lower taxes on foreign earnings in the current year.

▪
Adjusted net earnings per share were $0.41 in the current quarter compared with adjusted net earnings per share of $0.43 in the prior-year quarter, a decrease of 5 percent. The decline reflected the lower EBIT, partially offset by the benefits of a lower tax rate and fewer shares outstanding.

Full-Year Overview

•	Sales Were $7.7 Billion, Comparable to Prior Year

•	Adjusted EBIT Declined 9 Percent

•	Sales Increases in Global Baking and Snacking, North America Foodservice, and U.S. Beverages Were Offset by Declines in International Simple Meals and Beverages and U.S. Simple Meals

•	U.S. Simple Meals Earnings Were Comparable to a Year Ago

•	North America Foodservice Delivered Earnings Growth
Full-Year Results
Net earnings for the fiscal year were $774 million, or $2.41 per share, compared with $805 million, or $2.42 per share, in the year-ago period. Excluding items impacting comparability in both periods, adjusted net earnings declined 7 percent to $783 million, compared to adjusted net earnings of $846 million. Adjusted net earnings per share declined 4 percent to $2.44 versus an adjusted $2.54 per share in the prior year.
Sales for the fiscal year were $7.707 billion, comparable to the prior year. Sales were impacted by the following factors:
▪Volume and mix subtracted 2 percent
▪Price and sales allowances added 3 percent
▪Increased promotional spending subtracted 1 percent
Full-Year Financial Details

▪	Gross margin was 38.8 percent compared with 40.2 percent a year ago. The decrease in gross margin percentage was due to cost inflation, increased promotional spending and unfavorable mix, partly offset by higher selling prices and productivity improvements.

▪	Marketing and selling expenses increased $13 million to $1.02 billion, primarily due to a 3-percent increase in advertising and consumer promotion expenses.

▪	Administrative expenses decreased $1 million to $611 million.

▪
EBIT was $1.212 billion compared with $1.279 billion in the prior year. Excluding items impacting comparability in both periods, adjusted EBIT declined 9 percent to $1.227 billion, compared to adjusted EBIT of $1.342 billion in the prior year. The decrease was primarily due to the decline in gross margin percentage.

▪
Adjusted net earnings per share were $2.44 compared with adjusted net earnings per share of $2.54 in the prior year, a decrease of 4 percent. The decline reflected the lower EBIT, partially offset by the benefit of fewer shares outstanding.

▪	Cash flow from operations was $1.120 billion compared with $1.142 billion in the prior year. The decline reflected the impact of lower cash earnings, partly offset by lower pension contributions.

▪
In fiscal 2012, Campbell repurchased 12.6 million shares for $412 million under its $1 billion strategic share repurchase program announced in June 2011 and the ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.

Summary of Fiscal 2012 Fourth-Quarter and Full-Year Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $461 million for the fourth quarter, an increase of 7 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 3 percent
U.S. Soup sales increased 9 percent compared with the year-ago quarter. The sales growth was primarily attributable to condensed soup, which benefited from movements in retailer inventory levels associated with the timing of promotional activity, as well as consumption increases.

▪	Sales of “Campbell's” condensed soups increased 14 percent, with double-digit growth in eating varieties and gains in cooking varieties.

▪
Sales of ready-to-serve soups increased 1 percent. Sales of “Campbell's Chunky” soups increased slightly while sales of “Campbell's Select Harvest” soups declined. “Campbell's Slow Kettle” soups, launched in July 2011, contributed to the sales growth.

▪	Broth sales rose 4 percent, primarily due to volume-driven gains in aseptically packaged broths and the benefit of “Swanson Flavor Boost” concentrated broth launched in July 2011, partly offset by declines in canned broth.
U.S. Sauces sales increased 4 percent compared to the year-ago quarter. Sales of both “Prego” pasta sauces and “Pace” Mexican sauces were driven by volume gains, benefiting from increased advertising and promotional support.
U.S. Simple Meals operating earnings were $104 million compared with $101 million in the prior-year period, an increase of 3 percent. The increase in operating earnings reflected earnings gains in U.S. Soup, partly offset by a decline in U.S. Sauces. For the segment, higher sales volume was partially offset by a decline in gross margin percentage and increased advertising expenses.
For the full year, sales for U.S. Simple Meals decreased 1 percent to $2.726 billion. A breakdown of the change in sales follows:

▪	Volume and mix subtracted 4 percent

▪	Price and sales allowances added 3 percent
U.S. Soup sales declined 2 percent reflecting a 7-percent decrease in ready-to-serve soups, partly offset by a 1-percent increase in condensed soups and a 3-percent increase in broth sales. Sales of U.S. Sauces increased slightly as gains in “Prego” pasta sauces were mostly offset by lower sales of “Pace” Mexican sauces and declines in other simple meal products.
U.S. Simple Meals operating earnings were $658 million compared with $657 million in the prior year, reflecting earnings gains in U.S. Soup that were mostly offset by lower earnings in U.S. Sauces. For the segment, higher selling prices, productivity improvements and lower promotional spending were mostly offset by volume declines and cost inflation.
Global Baking and Snacking
Sales for Global Baking and Snacking were $556 million for the fourth quarter, a decrease of 1 percent from a year ago. Organic sales increased 2 percent. A breakdown of the change in sales follows:

▪	Volume and mix added 3 percent

▪	Price and sales allowances added 4 percent

▪	Increased promotional spending subtracted 5 percent

▪	Currency subtracted 3 percent
Further details of sales results included the following:

▪	Sales of “Pepperidge Farm” products increased, driven by higher selling prices across the portfolio and volume gains, partially offset by increased promotional spending.

◦	In cookies and crackers, sales benefited from double-digit growth in “Goldfish” snack crackers, partly offset by declines in cookies.

◦	Bakery sales increased slightly, while sales of frozen products declined.

▪	Excluding the unfavorable impact of currency, sales in Arnott's were comparable to the prior year, as strong growth in Indonesia was offset by declines in Australia.
Operating earnings for the quarter were $83 million compared with $92 million in the prior year. The decrease in operating earnings reflected lower earnings in Arnott's, partly offset by growth in Pepperidge Farm. For the segment, the 10-percent decline was primarily due to increased promotional spending and cost inflation, partly offset by higher selling prices and productivity improvements.
For the full year, sales increased 2 percent to $2.193 billion. A breakdown of the change in sales follows:
▪Volume and mix subtracted 1 percent
▪Price and sales allowances added 5 percent
▪Increased promotional spending subtracted 3 percent
▪Currency added 1 percent
Operating earnings decreased 11 percent to $315 million compared with $355 million in the year-ago period. The decline was primarily due to cost inflation, increased promotional spending and higher advertising, partly offset by higher selling prices and productivity improvements.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $294 million for the fourth quarter, a decrease of 7 percent. Organic sales increased 1 percent. The change in sales reflected the following factors:
▪Volume and mix added 2 percent
▪Price and sales allowances added 3 percent
▪Increased promotional spending subtracted 4 percent
▪Currency subtracted 8 percent
Excluding the impact of currency, higher sales in Latin America, primarily beverage products, were partially offset by declines in Canada, while sales in Europe and in the Asia Pacific region were comparable to the year-ago period.

▪	In Canada, sales decreased primarily due to the negative impact of currency and lower beverage sales.

▪	In Europe, excluding the negative impact of currency, sales growth in France was offset by lower sales in Germany.

▪	In the Asia Pacific region, excluding the negative impact of currency, sales growth in Japan and Malaysia was offset by declines in Australian soup.
Operating earnings were $15 million compared with $24 million in the year-ago period. The decrease in operating earnings was primarily due to cost inflation and increased promotional spending,

partly offset by higher selling prices.
For the full year, sales decreased 4 percent to $1.404 billion. Organic sales declined 2 percent. A breakdown of the change in sales follows:
▪Volume and mix subtracted 3 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
▪Currency subtracted 2 percent
Excluding the impact of currency, sales declines in Canada, Europe and the Asia Pacific region were partly offset by gains in Latin America.
Operating earnings fell to $153 million compared with $185 million in the year-ago period. The decrease in operating earnings was primarily due to lower earnings in the Asia Pacific region and Canada, as well as increased costs associated with the company's market expansion in China.
U.S. Beverages
Sales for U.S. Beverages were $181 million for the fourth quarter, an increase of 3 percent compared to the year-ago period, due to gains from volume and mix.
Sales gains continued to outpace category growth and were primarily driven by double-digit increases in “V8 Splash” beverages and gains in “V8 V-Fusion” beverages, partially offset by declines in “V8” vegetable juice. Sales of “V8 V-Fusion” beverages benefited from the launch of new items, including Smoothies, Energy, Sparkling and Kids' drinks.
Operating earnings for the quarter were $25 million compared with $30 million in the year-ago period. The decrease in earnings was primarily due to an increase in marketing expenses and a decline in gross margin percentage, partly offset by higher sales volume.
For the full year, sales increased 2 percent to $774 million. A breakdown of the change in sales follows:

▪	Volume and mix added 3 percent

▪	Increased promotional spending subtracted 1 percent
Sales of both “V8 Splash” beverages and “V8 V-Fusion” beverages increased, while sales of “V8” vegetable juice declined.
Operating earnings declined to $134 million from $182 million in the year-ago period, primarily due to cost inflation, particularly juice concentrates and packaging materials, increased promotional spending and higher advertising expenses, partly offset by productivity improvements.
North America Foodservice
Sales for North America Foodservice were $121 million for the fourth quarter, a decrease of 3 percent compared with a year ago. A breakdown of the change in sales follows:

▪Volume and mix added 1 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 5 percent
▪Currency subtracted 1 percent
The decrease was primarily due to declines in canned soup sales.
Operating earnings decreased $6 million to $10 million due to higher promotional spending and cost inflation, partly offset by productivity improvements and higher selling prices.
For the full year, sales increased 3 percent to $610 million. A breakdown of the change in sales follows:
▪Volume and mix added 2 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
Operating earnings were $85 million compared with $82 million in the year-ago period, an increase of 4 percent. The increase in operating earnings was primarily driven by higher selling prices and productivity improvements, partially offset by cost inflation.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $33 million compared with $31 million a year ago. Unallocated expenses for the full year were $123 million versus $119 million in the prior year. Both the current fourth quarter and full year reflect $5 million of transaction costs related to the Bolthouse Farms acquisition.
Bolthouse Farms Acquisition
On Aug. 6, 2012, Campbell completed the acquisition of Bolthouse Farms for $1.55 billion, subject to customary purchase price adjustments. In the fourth quarter, Campbell recorded pre-tax transaction costs of $5 million, $3 million after-tax, or $0.01 per share, related to the acquisition. Beginning in the first quarter of fiscal 2013, Campbell's results will include the Bolthouse Farms business.
Fiscal 2013 Guidance
In fiscal 2013, Campbell expects to grow sales between 10 and 12 percent, adjusted EBIT between 4 and 6 percent and adjusted EPS between 3 and 5 percent. The company expects adjusted EPS to be between $2.51 and $2.57. This guidance includes the estimated impact of the Bolthouse Farms business and excludes the impact of transaction costs. In fiscal 2013, Campbell expects Bolthouse Farms to contribute approximately $750 million to sales. Including the estimated impact of purchase accounting and the suspension of the company's strategic share repurchase program, Campbell expects Bolthouse Farms to add $0.05 to $0.07 cents to fiscal 2013 adjusted EPS.
Non-GAAP Financial Information

A detailed reconciliation of the adjusted financial information to the reported financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on Sept. 4, 2012, at 10:00 a.m. Eastern Daylight Time. U.S. participants may access the call at 1-866-436-0576 and non-U.S. participants at 1-786-800-3941. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight Oct. 4, 2012, at 1-855-859-2056 or 1-404-537-3406. The access code is 21752010.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell's” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell's” canned pasta, gravies, and beans.
Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott's” biscuits in Australia and Asia Pacific.
International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Latin America, Asia Pacific, China and the retail business in Canada.
U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices and juice beverages, “V8 Splash” juice beverages, and “Campbell's” tomato juice.
North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell's,” “Pepperidge Farm,” “Arnott's,” “V8” and “Bolthouse Farms.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company's current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company's efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company's initiatives; (3) the company's ability to realize projected cost savings and benefits; (4) the company's ability to manage changes to its business processes; (5) the increased significance of certain of the company's key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes, including the Bolthouse Farms acquisition; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 29, 2012	July 31, 2011
Net sales	$1,613	$1,607
Costs and expenses
Cost of products sold	992	968
Marketing and selling expenses	206	196
Administrative expenses	170	170
Research and development expenses	34	34
Other expenses	7	7
Restructuring charges	1	63
Total costs and expenses	1,410	1,438
Earnings before interest and taxes	203	169
Interest, net	25	26
Earnings before taxes	178	143
Taxes on earnings	53	45
Net earnings	125	98
Net loss attributable to noncontrolling interests	2	2
Net earnings attributable to Campbell Soup Company	$127	$100
Per share - basic
Net earnings attributable to Campbell Soup Company	$.40	$.31
Dividends	$.29	$.29
Weighted average shares outstanding - basic	315	321
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.40	$.31
Weighted average shares outstanding - assuming dilution	317	323
In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Other expenses.
In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 29, 2012	July 31, 2011
Net sales	$7,707	$7,719
Costs and expenses
Cost of products sold	4,715	4,616
Marketing and selling expenses	1,020	1,007
Administrative expenses	611	612
Research and development expenses	125	129
Other expenses	14	13
Restructuring charges	10	63
Total costs and expenses	6,495	6,440
Earnings before interest and taxes	1,212	1,279
Interest, net	106	111
Earnings before taxes	1,106	1,168
Taxes on earnings	342	366
Net earnings	764	802
Net loss attributable to noncontrolling interests	10	3
Net earnings attributable to Campbell Soup Company	$774	$805
Per share - basic
Net earnings attributable to Campbell Soup Company	$2.43	$2.44
Dividends	$1.16	$1.145
Weighted average shares outstanding - basic	317	326
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.41	$2.42
Weighted average shares outstanding - assuming dilution	319	329
In fiscal 2012, the company recorded pre-tax restructuring charges of $10 ($6 after tax or $.02 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market. In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives.
In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Other expenses.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 29, 2012	July 31, 2011	Percent Change
Sales
Contributions:
U.S. Simple Meals	$461	$431	7%
Global Baking and Snacking	556	559	(1)%
International Simple Meals and Beverages	294	316	(7)%
U.S. Beverages	181	176	3%
North America Foodservice	121	125	(3)%
Total sales	$1,613	$1,607	—%
Earnings
Contributions:
U.S. Simple Meals	$104	$101	3%
Global Baking and Snacking	83	92	(10)%
International Simple Meals and Beverages	15	24	(38)%
U.S. Beverages	25	30	(17)%
North America Foodservice	10	16	(38)%
Total operating earnings	237	263	(10)%
Unallocated corporate expenses	33	31
Restructuring charges	1	63
Earnings before interest and taxes	203	169	20%
Interest, net	25	26
Taxes on earnings	53	45
Net earnings	125	98	28%
Net loss attributable to noncontrolling interests	2	2
Net earnings attributable to Campbell Soup Company	$127	$100	27%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.40	$.31	29%
In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Unallocated corporate expenses.
In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 29, 2012	July 31, 2011	Percent Change
Sales
Contributions:
U.S. Simple Meals	$2,726	$2,751	(1)%
Global Baking and Snacking	2,193	2,156	2%
International Simple Meals and Beverages	1,404	1,463	(4)%
U.S. Beverages	774	759	2%
North America Foodservice	610	590	3%
Total sales	$7,707	$7,719	—%
Earnings
Contributions:
U.S. Simple Meals	$658	$657	—%
Global Baking and Snacking	315	355	(11)%
International Simple Meals and Beverages	153	185	(17)%
U.S. Beverages	134	182	(26)%
North America Foodservice	85	82	4%
Total operating earnings	1,345	1,461	(8)%
Unallocated corporate expenses	123	119
Restructuring charges	10	63
Earnings before interest and taxes	1,212	1,279	(5)%
Interest, net	106	111
Taxes on earnings	342	366
Net earnings	764	802	(5)%
Net loss attributable to noncontrolling interests	10	3
Net earnings attributable to Campbell Soup Company	$774	$805	(4)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.41	$2.42	—%
In fiscal 2012, the company recorded pre-tax restructuring charges of $10 ($6 after tax or $.02 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market. In fiscal 2011, the company recorded pre-tax restructuring charges of $63 ($41 after tax or $.12 per share) associated with the initiatives.
In fiscal 2012, the company recorded pre-tax transaction costs of $5 ($3 after tax or $.01 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Unallocated corporate expenses.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	July 29, 2012	July 31, 2011
Current assets	$1,771	$1,963
Plant assets, net	2,127	2,103
Intangible assets, net	2,509	2,660
Other assets	123	136
Total assets	$6,530	$6,862
Current liabilities	$2,070	$1,989
Long-term debt	2,004	2,427
Other liabilities	1,558	1,350
Total equity	898	1,096
Total liabilities and equity	$6,530	$6,862
Total debt	$2,790	$3,084
Cash and cash equivalents	$335	$484

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended July 29, 2012
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Organic Net Sales
The company believes that organic net sales, which exclude the impact of currency, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	July 29, 2012			July 31, 2011	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$461	$—	$461	$431	7%	7%
Global Baking and Snacking	556	16	572	559	(1)%	2%
International Simple Meals and Beverages	294	24	318	316	(7)%	1%
U.S. Beverages	181	—	181	176	3%	3%
North America Foodservice	121	1	122	125	(3)%	(2)%
Total Net Sales	$1,613	$41	$1,654	$1,607	—%	3%

Year Ended
	July 29, 2012			July 31, 2011	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$2,726	$—	$2,726	$2,751	(1)%	(1)%
Global Baking and Snacking	2,193	(13)	2,180	2,156	2%	1%
International Simple Meals and Beverages	1,404	25	1,429	1,463	(4)%	(2)%
U.S. Beverages	774	—	774	759	2%	2%
North America Foodservice	610	—	610	590	3%	3%
Total Net Sales	$7,707	$12	$7,719	$7,719	—%	—%
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Items Impacting Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.

The following items impacted earnings:

(1)
In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In fiscal 2012, the company recorded pre-tax restructuring charges of $10 million ($6 million after tax or $.02 per share) related to the initiatives.

In the fourth quarter of fiscal 2011, the company recorded pre-tax restructuring charges of $63 million ($41 million after tax or $.12 per share) related to these initiatives.
(2) In the fourth quarter of fiscal 2012, the company announced its intent to acquire Bolthouse Farms. The company incurred transaction costs of $5 million ($3 million after tax or $.01 per share) associated with the acquisition, which closed on August 6, 2012.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
(millions, except per share amounts)	July 29, 2012	July 31, 2011	Percent Change
Earnings before interest and taxes, as reported	$203	$169
Add: Restructuring charges (1)	—	63
Add: Acquisition transaction costs (2)	5	—
Adjusted Earnings before interest and taxes	$208	$232	(10)%
Interest, net, as reported	$25	$26
Adjusted Earnings before taxes	$183	$206
Taxes on earnings, as reported	$53	$45
Add: Tax benefit from restructuring charges (1)	—	22
Add: Tax benefit from acquisition transaction costs (2)	2	—
Adjusted Taxes on earnings	$55	$67
Adjusted effective income tax rate	30.1%	32.5%
Net earnings attributable to Campbell Soup Company, as reported	$127	$100
Add: Net adjustment from restructuring charges (1)	—	41
Add: Net adjustment from acquisition transaction costs (2)	3	—
Adjusted Net earnings attributable to Campbell Soup Company	$130	$141	(8)%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.40	$.31
Add: Net adjustment from restructuring charges (1)	—	.12
Add: Net adjustment from acquisition transaction costs (2)	.01	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$.41	$.43	(5)%

	Year Ended
(millions, except per share amounts)	July 29, 2012	July 31, 2011	Percent Change
Earnings before interest and taxes, as reported	$1,212	$1,279
Add: Restructuring charges (1)	10	63
Add: Acquisition transaction costs (2)	5	—
Adjusted Earnings before interest and taxes	$1,227	$1,342	(9)%
Interest, net, as reported	$106	$111
Adjusted Earnings before taxes	$1,121	$1,231
Taxes on earnings, as reported	$342	$366
Add: Tax benefit from restructuring charges (1)	4	22
Add: Tax benefit from acquisition transaction costs (2)	2	—
Adjusted Taxes on earnings	$348	$388
Adjusted effective income tax rate	31.0%	31.5%
Net earnings attributable to Campbell Soup Company, as reported	$774	$805
Add: Net adjustment from restructuring charges (1)	6	41
Add: Net adjustment from acquisition transaction costs (2)	3	—
Adjusted Net earnings attributable to Campbell Soup Company	$783	$846	(7)%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.41	$2.42
Add: Net adjustment from restructuring charges (1)	.02	.12
Add: Net adjustment from acquisition transaction costs (2)	.01	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.44	$2.54	(4)%